EXHIBIT 10.7
LETTER OF INTENT
     This Letter of Intent (“Agreement”) is entered into this 14th day of April 2006 by and between TRICELL, INC., a Nevada corporation (“Tricell”), JAMES REED, a United Kingdom resident (“Reed”), NEIL PURSELL, a United Kingdom resident (“Pursell”), JOHN SUMNALL, a United Kingdom resident (“Sumnall”), NEIL PROCTOR, a United Kingdom resident (“Proctor”), (Reed, Pursell, Sumnall and Proctor shall be collectively referred to as the “N2J Shareholders” or individually as a “N2J Shareholder”), and N2J LIMITED, a United Kingdom limited company (“N2J”). This Agreement sets forth, in principle, the terms under which Tricell will acquire all of the outstanding equity of N2J from the N2J Shareholders under the terms set forth in Exhibit A, which is hereby incorporated by reference.
     This Agreement is to serve as the basis for a definitive stock purchase agreement (“SPA”) that will be entered into between Tricell, N2J and the N2J Shareholders. This Agreement will terminate on May 15, 2006 (“Termination Date”), unless both parties mutually extend the Termination Date.
1. This Agreement is binding as to Tricell, N2J and the N2J Shareholders; the final terms of the agreement will be incorporated into the SPA. The SPA will contain, in addition to the conditions and terms therein, all covenants and representations necessary to protect and satisfy all parties.
2. Prior to the consummation of the transaction contemplated herein, Tricell, N2J and the N2J Shareholders will cooperate with each other in the exchange of information necessary to negotiate the SPA.
3. Tricell is a corporation duly organized and validly existing, under the laws of the State of Nevada, with corporate power to own property and carry on its business as it is now being conducted.
4. N2J is a limited company under the laws of the United Kingdom, with corporate power to own property and carry on its business as it is now being conducted.
5. This Agreement has been duly executed by all parties and the execution and performance of this Agreement will not violate, or result in a breach of, or constitute a default in any agreement, instrument, judgment, decree, or order to which any party is subject, nor will such execution and performance constitute a violation or conflict of any fiduciary duty to which either party is subject.
6. A party to this Agreement will notify all other parties if, subsequent to the date hereof, that party incurs obligations which could compromise its efforts and obligations under this Agreement.

7. Tricell, N2J, and the N2J Shareholders agree to work in good faith expeditiously towards a closing. N2J and the N2J Shareholders agree that neither, until the earlier of the closing or the withdrawal of the SPA or Termination Date, will take any action to solicit, initiate, encourage or assist the submission of any proposal, negotiate or offer from any person or entity other than that of Tricell.
8. This Agreement contains the entire agreement between the parties with respect to the transaction contemplated by this Agreement. This Agreement may be executed in any number of counterparts but the aggregate of the counterparts together constitute only one and the same instrument. If a party signs this Agreement and transmits an electronic facsimile of the signature page to the other party, the party who receives the transmission may rely upon the electronic facsimile as a signed original of this Agreement.
9. In the event that any one or more of the provisions contained in this Agreement, for any reason, are held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be constructed as if it never contained any such invalid, illegal or unenforceable provisions.
10. The validity, interpretation, and performance of this Agreement shall be controlled by and construed under the laws of Nevada.
11. If any action at law or in equity, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to recover actual attorneys’ fees from the other party. The attorneys’ fees may be ordered by the court in the trial of any action described in this paragraph or may be enforced in a separate action brought for determining attorneys’ fees.
12. The parties hereto shall cooperate with each other to achieve the purpose of this Agreement and shall execute such other and further documents and take such other and further actions as may be necessary or convenient to affect the transactions described herein.
13. The execution and performance of this Agreement has been duly authorized by all requisite corporate action of both parties.
14. Each Party hereby acknowledges that they had a full opportunity to seek legal and tax assistance of their own choosing prior to the execution of this Agreement, and that they have done so, or have expressly waived their right to such assistance and counsel.

15. Any notice or other communication required or permitted by this Agreement must be in writing and shall be deemed to be properly given when delivered in person to an officer of the other party, when deposited in the United States mails for transmittal by certified or registered mail, postage prepaid, or when deposited with a public telegraph company for transmittal or when sent by facsimile transmission, charges prepaid provided that the communication is addressed:

In the case of N2J:	N2J Limited
33 Lawton Street
Congleton, Cheshire CW12 1RU
United Kingdom
Attention: Neil Pursell

with copies to:

In the case of N2J	Neil Pursell
Shareholders:	33 Lawton Street
Congleton, Cheshire CW12 1RU
United Kingdom

with copies to:

In the case of Tricell:	Tricell, Inc.
6 Howard Place
Stoke-on-Trent Staffordshire ST1 4NQ
United Kingdom
Attention: Andre Salt

with copies to:	Woltjen Law Firm
4144 North Central Expressway, Suite 410
Dallas, Texas 75204
Attn: Kevin Woltjen
Tel: (214) 742-5555
Fax: (214) 742-5545

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

TRICELL, INC.,	N2J LIMITED,
a Nevada corporation	a United Kingdom limited company

By:	/s/ Andre Salt	By:	/s/ Neil Pursell

Name: Andre Salt		Name:
Title: Chief Executive Officer		Title:

NEIL PURSELL,
a United Kingdom resident

/s/ Neil Pursell

Neil Pursell

JOHN SUMNALL,
a United Kingdom resident

/s/ John Sumnall

John Sumnall

NEIL PROCTOR,
a United Kingdom resident

/s/ Neil Proctor

Neil Proctor

JAMES REED,
A United Kingdom resident

/s/ James Reed

James Reed

EXHIBIT A
TERMS OF PROPOSED ACQUISTION OF N2J

Consideration:	Tricell will acquire 100% of N2J from the N2J Shareholders in exchange for 210 million shares* (the “Shares”) of Tricell’s common stock. The N2J Shareholders will split the Shares equally at 52.5 million shares apiece.

Issuance Dates:	Tricell will issue 160 million of the Shares on the closing date of the N2J acquisition. Tricell will issue the remaining 50 million Shares on January 1, 2007.

Put Option:	120 million of the Shares (“Put Shares”) will be subject to put options (“Put Options”). The Put Options provide each N2J Shareholder the unilateral option to put, or sell, to Tricell 3.75 million shares each month for a period of 8 months following the execution of the SPA (“Put Option Period”), for a total monthly repurchase of 15 million shares by Tricell. However, the Put Options will be available only if N2J satisfies the N2J Profit Requirement.

In order for the N2J Shareholders to exercise their Put Options during the Put Option Period, N2J’s profits for the exercise month must meet or exceed $1.5 million (“N2J Profit Requirement”). However, N2J may satisfy this N2J Profit Requirement subsequently by achieving aggregate net profits such that each completed month of the Put Option Period averages at least $1.5 million in profit per month. Therefore, in the event N2J does not meet the N2J Profit Requirement in any month during the Put Option Period, the N2J shareholders’ right to exercise their Put Options will be reduced on a pro-rata basis. However, when and if the N2J Profit Requirement is subsequently met, the N2J Shareholders will regain any and all Put Options that had previously been reduced.

In the event the N2J Profit Requirement is met and each N2J Shareholder exercises the Put Option for said month or any prior month where the Put Option was not exercised, Tricell will be obliged to repurchase for each month of the Put Option Period 10 million shares at $0.11 per share. If on December 31, 2006, N2J total net profits are less than $18 million, the N2J shareholders will return to Tricell the corresponding percentage of the Put Shares equal to the proportion of total N2J Profit Requirement not met. Net profits shall equal, for purposes of this Agreement, the gross revenues of N2J, as an operating subsidiary of the Company, from the sale of products less (a) cost of goods sold, (b) rent and utilities, (c) direct labor and salary costs, (d) cost of internal accounting and bookkeeping, and (f) repayment of any financing incurred specifically to allow for the purchase of goods. The parties expressly agree that all intergroup management charges will be excluded from the net profit calculation.

The determination of whether the N2J Profit Requirement has been met will be based upon N2J monthly financial statements. Each N2J Shareholder shall have 30 days following the last day of each month during the Put Option Period to notify Tricell that, pending confirmation that the N2J Profit Requirement has been met, the N2J Shareholder intends to exercise his Put Option for that month. While Tricell is obligated to repurchase shares during each month the N2J Profit Requirement is met, the N2J Shareholders are not required to exercise their Put Options.

Sales of Non-Put Shares:	The N2J Shareholders shall be eligible to collectively sell 90 million non-Put Shares as long as they remain in the employment of Tricell on each of the following vesting dates:

(i)	Twenty five percent (25%) of the non-Put Shares shall vest on January 1, 2007;

(ii)	Twenty five percent (25%) of the non-Put Shares shall vest on January 1, 2008;

(iii)	Twenty five percent (25%) of the non-Put Shares shall vest on January 1, 2009; and

(iv)	Twenty five percent (25%) of the non-Put Shares shall vest on January 1, 2010.

In the event of Tricell undergoes a change of control, the non-Put Shares will vest immediately.

* The Shares shall be issued pursuant to an exemption from registration under the Securities Act of 1933 (the “1933 Act”) and from registration under any and applicable State securities laws. The certificates representing the Shares shall bear the restrictive legend set forth in Rule 144 of the Regulations of the 1933 Act and appropriate legend required under applicable state securities laws. The shares will not be available for transfer or resale for a period of twelve months.